KELLWOOD ANNOUNCES LONG-TERM FINANCIAL PLANS

Provides Update on Strategic Initiatives and Accomplishments

Provides Fiscal 2008 Guidance

Company to Hold Conference Call Today at 10:00 AM ET

St. Louis, MO – November 6, 2007 – Kellwood Company (NYSE:KWD) today announced long-term financial plans and provided an update on the continued execution of its five-year strategic initiatives.

The Company’s five-year strategy focuses on reinvigorating its legacy businesses, expanding into higher profile, better and above price point brands, connecting more directly with consumers and utilizing the Company’s operating infrastructure more efficiently to fund growth. Through the continued execution of this plan, Kellwood is positioned to become a brand-focused marketing enterprise, offering compelling lifestyle brands that are equally balanced between better and mainstream price points. This is expected to lead to sustained sales growth and double digit increases in net earnings and earnings per share.

Long-Term Financial Plans

The Company’s long-term financial plans for ongoing operations are expected to be achieved over the next five years (fiscal 2008 through fiscal 2012).

•	Annual Organic Sales Growth of 4% to 5%

Kellwood expects to achieve organic sales growth in the range of 4% to 5% per year. Initiatives driving organic sales growth include: continuing to develop the Hanna Andersson retail store base; growing wholesale sales through door expansion and increasing penetration at existing doors for XOXO®, Democracy®, Calvin Klein women’s better sportswear, Gerber® childrenswear and Royal Robbins®; expanding the Vince brand internationally and introducing new product categories both directly and through licensing arrangements; opening additional HOLLYWOULD retail stores while further developing its wholesale sales base and expanding product offerings that appeal to a broader consumer base for American Recreation Products specialty brands’ Kelty® and Sierra Designs®, among others.

•	Operating Margins of 9% for Existing Businesses, Excluding Potential Future Acquisitions

Kellwood expects to realize significant improvement in operating margins through the: (i) previously announced reorganization of the women’s sportswear business; (ii) transformation of the Phat Farm men’s business to solely a licensing model; (iii) reduction in costs resulting from streamlining corporate functions and (iv) implementation of supply chain savings initiatives. Those already realized and additional expected margin improvement initiatives are anticipated to aggregate $25.0 million in fiscal 2008 and $41.5 million in 2009 and up to $49.0 million in 2012.

The Company also expects to realize increased operating margins by having a greater percentage of its sales in better and above price point brands, which carry higher operating margins, as compared to its private brand and mainstream offerings, as well as through the implementation of its current strategies to improve the performance of certain brands and classifications.

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•	Earnings Per Share Growth of at Least 25% After Significant 2008 Increase, Excluding Potential Future Acquisitions

Diluted earnings per share are expected to improve to $1.50 in fiscal 2008, compared with $0.71 in 2007, following the divestiture of Smart Shirts. Annually, from fiscal 2008 to 2012, Kellwood expects to grow diluted earnings per share by at least 25%, as a result of its organic sales growth, enhanced operating margins and reduction of debt and share repurchases as authorized by the Board of Directors. The Company expects to achieve a higher growth rate in diluted earnings per share in 2008 and 2009 driven by the (i) previously announced reorganization of the women’s sportswear business; (ii) transformation of the Phat Farm men’s business to solely a licensing model; (iii) reduction in costs resulting from streamlining corporate functions; and

(iv) implementation of supply chain savings initiatives.

“Our management team’s top priority is the successful execution of the strategic initiatives outlined in our five-year plan,” stated Robert C. Skinner, Jr., chairman, president and chief executive officer of Kellwood Company. “Based on the success we have had to date and our confidence in the actionable items in our pipeline, we are pleased to provide long-term financial plans that are real and achievable. The Board and management are committed to the five-year plan and are confident that we can position Kellwood as a leader in the apparel and soft goods industry.”

“This is the right plan for Kellwood, as we emphasize brand building and cost savings initiatives while providing us with the flexibility to remain dynamic and adaptable to the evolving retail landscape. We look forward to reporting consistent long-term growth in sales and profitability. At the conclusion of this plan, our business is expected to be equally balanced between better and mainstream brands as compared to approximately 30% of our business being in better brands today. Owned brands are expected to reach 70% of total Company sales from approximately 50% today, and we expect private brands to fall to 10% of our business from 28% today. In addition, owned retail sales are expected to reach 15% to 20% of sales up from 8% today. As a result, between 2008 and 2012 we will become better positioned to capitalize on the growth areas within the apparel and soft goods industries,” continued Skinner.

Executing on Kellwood’s Five-Year Strategic Plan

Since announcing the strategic initiatives of Kellwood’s five-year plan, management has been executing the plan to accelerate growth and enhance profitability. This strategic plan is the result of an extensive analysis of the Company’s businesses, brands, and infrastructure needs, and has already resulted in significant improvements in all aspects of Kellwood’s business, including:

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Creating Value by Identifying and Integrating Acquisitions: Kellwood’s proven track record includes the October 2006 acquisitions of Vince and HOLLYWOULD, and more recently, in July 2007, the completion of the Hanna Andersson and Royal Robbins acquisitions. These acquisitions advance management’s goal to increase Kellwood’s percentage of better and above price point offerings with highly desired brands. Businesses acquired since 2002 have provided cumulative operating margins of 13.5% before corporate overhead and a cumulative return on capital of 16%. Kellwood will continue to evaluate potential acquisitions in areas that drive value and meet strict strategic and financial criteria.

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Reorganizing Women’s Sportswear Business: In September 2007 the Company began implementing a plan to reorganize and revitalize its women’s sportswear business to create a focused and more agile organization that can swiftly adapt and grow its diversified portfolio of women’s brands to meet the evolving needs of Kellwood’s retail partners and consumers. As part of the reorganization, women’s sportswear was condensed from seven divisions to three distinct operating alliances (Lifestyle, Designer and Modern), which brought the total Company operating divisions to seven from eleven previously. Through the reorganization of women’s sportswear, Kellwood also attracted new and experienced talent. Kellwood expects the reorganization to significantly reduce expenses and enable it to capitalize on efficiencies in scale to improve its supply chain and eliminate redundant costs. The Company plans to realize savings of $7.5 million in 2008 and $15.0 million in 2009 and thereafter. The repositioning of the Company’s mainstream brands also provides strong cash flow to fund Kellwood’s faster growing segments.

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Divesting of Smart Shirts: Earlier today, Kellwood announced an agreement to sell its Smart Shirts manufacturing operations as well as related real estate assets in two separate transactions that will bring Kellwood gross proceeds of approximately $161 million in cash in the aggregate. Eliminating capital-intensive manufacturing from the Company’s operations and enhancing its focus on the development of lifestyle brands will enable Kellwood to elevate its position in the apparel industry.

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Transforming Phat Farm Men’s Business to Solely a Licensing Model: In August 2007 Kellwood announced the transformation of its Phat Farm men’s business to solely a licensing model, which was already successfully in place within the Phat Fashions division. This structure supports the ‘World of Phat’ global brand strategy and allows the men’s business to capitalize on the broad Phat Fashions licensing system. Beginning with the Spring 2008 season, the Phat Farm® and XV™ men’s sportswear and outerwear collections will operate under a licensing agreement with Longstreet Industries. The Phat Farm and XV brands will continue to be sold in existing high-end distribution channels, such as better department and specialty stores throughout the United States, as well as the Baby Phat/Phat Farm stores. With the disposition of Smart Shirts and the repositioning of the Phat Farm men’s business to solely a licensing model, Phat Fashions will now be reported in the Company’s women’s sportswear segment and there will no longer be a men’s sportswear segment. As a result, Kellwood will continue to operate seven total operating divisions, including four in women’s sportswear.

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Accelerating Growth of Hanna Andersson: Kellwood is capitalizing on the significant opportunity to maximize the potential of Kellwood-owned Hanna Andersson retail stores. The Company acquired Hanna Andersson in July 2007 and it is already a proven retail concept. From 2008 to 2012, Kellwood currently plans to open 60 Hanna Andersson retail specialty stores bringing the total number of stores to 78 at year-end 2012. The Hanna Andersson stores that have been open to date offer attractive returns, including a payback of the initial cash investment in less than two years.

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Implementing Supply Chain Savings Initiatives: The Company expects to achieve savings of $4.5 million in 2008, $10.0 million in 2009, $12.5 million in 2010 and up to $17.5 million in 2012 through its supply chain initiatives that are targeted to reduce product costs, increase speed-to-market through logistics improvements, improve quality enhancement programs and reduce distribution center costs through targeted consolidations.

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Streamlining Corporate Functions: The Company plans to achieve savings of $4.0 million in 2008 and $7.5 million annually in 2009 and thereafter from: right-sizing its corporate functions to better match its ongoing sales base; reducing costs through technology enhancements and efficiencies in business processes; decreasing professional and consulting fees; as well as lowering costs in other expense areas. These savings will result in a 15% to 20% reduction in corporate overhead expense from fiscal 2007 levels.

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Increasing Advertising and Marketing Investment: Kellwood intends to reinvest a portion of the expected savings described above to support the growth of its brands, primarily in advertising and marketing. As part of its marketing effort, Kellwood has engaged Christie Brinkley as the “face” of Sag Harbor®. The Company’s efforts are already showing traction: Sag Harbor was recently ranked 62 in the 2007 Women’s Wear Daily survey of the most-recognized apparel and accessory brands in the U.S. – a marked improvement from a ranking of 91 in 2006. Additionally, Baby Phat® has captured and engaged an extensive consumer market online with strong brand presence. Each month babyphat.com boasts over one million unique visitors, with over 400,000 of those visitors returning the following month.

“We see and understand the changes in the industry and are taking the steps required to be nimble, responsive and financially successful in this dynamic environment. The actions we are taking with respect to our Smart Shirts, Phat Farm men’s, and women’s sportswear businesses are demonstrative of our ongoing efforts to transform Kellwood into a brand-focused marketing enterprise. We believe that we are making the right long-term investments in the Company and are implementing the correct initiatives to make Kellwood stronger and more efficient. As part of this, we are changing the way we operate our business by introducing improved processes in speed-to-market, product development and consumer research so that we can adapt to the evolving retail landscape,” concluded Skinner.

Fiscal 2008 Guidance (Excluding Smart Shirts)

For fiscal 2008, the Company expects net sales from ongoing operations to be $1.55 billion. This compares to its 2007 guidance for net sales from ongoing operations of approximately $1.5 billion to $1.55 billion. The Company is forecasting that operating earnings (gross profit less selling, general and administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) from ongoing operations will approximate $92.0 million. This compares to the Company’s 2007 guidance for operating earnings from ongoing operations of approximately $68.0 million to $73.0 million.

On an ongoing basis, net earnings for fiscal 2008 are currently estimated to be $32.0 million, as compared to the Company’s 2007 guidance for net earnings from ongoing operations of approximately $17.0 million to $20.0 million. Also, on an ongoing basis, fiscal 2008 diluted earnings per share are currently estimated to be approximately $1.50, as compared to the Company’s 2007 guidance for diluted earnings per share of approximately $0.66 to $0.76.

The following table provides a rollforward of sales, operating earnings, net earnings and diluted earnings per share from our 2007 guidance from ongoing operations to our 2008 guidance from ongoing operations:

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(Amounts in Millions, except per share amounts)
		Operating	Net
	Sales	Earnings(1)	Earnings	Diluted EPS

Adjusted Guidance from Ongoing Operations for FY2007 (mid-point of range)	$ 1,525.0	$ 70.5	$ 18.5	$ 0.71	a)

Full year Royal Robbins and Hanna Andersson excluding purchase accounting	38.0	6.5	-	-

Transform Phat Farm men's business to solely a licensing model	(23.0)	9.0	5.5	0.21

Current $50 million stock buyback authorization	-	-	(1.5)	0.03	b)

Sub-total of completed and approved actions	1,540.0	86.0	22.5	0.95

Stock buyback and debt retirement with proceeds from sale of Smart Shirts	-	-	3.0	0.25	c)

2008 savings initiatives - net of increased marketing expense	-	8.0	5.0	0.24

Growth in Royal Robbins and Hanna Andersson	25.0	3.0	1.5	0.06

Other existing businesses, driven primarily by mainstream brands	(15.0)	(5.0)	(3.0)	(0.14)
Other items	-	-	3.0	0.14	d)

2008 Guidance from Ongoing Operations	$ 1,550.0	$ 92.0	$ 32.0	$ 1.50	e)

a) Adjusted Guidance for 2007 at the mid-point of the range assumes 26.0 million average diluted shares outstanding.

b) The current $50 million stock buyback authorization assumes 2.5 million shares from available cash and related loss of interest income.

c) The stock buyback and reduction of debt uses the proceeds from sale of Smart Shirts and assumes

2.5 million shares.

d) Other items include lower stock option expense, lower amortization expense from existing businesses, lower other expense, and interest income from operating cash flows.

e) 2008 Guidance assumes 21.4 million average diluted shares outstanding and the issuance of 0.4 million of employee stock options.

See the last page of the release for footnote (1) to the table.

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Conference Call Information

The Company will host a conference call with management to discuss today’s announcements at 10:00 a.m. ET today. If you wish to participate, you may do so by dialing 888-694-4728 or 973-582-2745 (toll / international). This call will be webcast to the general public and can be accessed via Kellwood’s website at www.kellwood.com.

About Kellwood

Kellwood (NYSE:KWD) is a $1.6 billion leading marketer of apparel and consumer soft goods. The Company’s brands are designed to meet and exceed its consumers’ needs and expectations. Specializing in branded products, the Company markets to all channels of distribution with products and brands tailored to each specific channel. For more information, visit www.kellwood.com.

MEDIA CONTACT:

Donna B. Weaver

VP Corporate Communications

212.329.8072

donna.weaver@kellwood.com

FINANCIAL CONTACT:

Samuel W. Duggan II

VP Investor Relations and Treasurer

Kellwood Company

314.576.8580

sam.duggan@kellwood.com

Joele Frank / Eric Brielmann / Jennifer Schaefer

Joele Frank, Wilkinson Brimmer Katcher

212.355.4449

Allison Malkin

Integrated Corporate Relations

203.682.8225

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot and do not give any assurance that such expectations will prove to be correct. These forward-looking statements, which represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without

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limitation: intense competition in the apparel industry on many fronts, including from our retail customers’ private label or exclusive brand programs; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; performance of our retail customers in selling our goods; execution of the long-term corporate strategy; loss of key personnel; continued value of owned and licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to licensed brands; inability to protect our intellectual property rights; reliance on independent manufacturers; the continued movement in the global location of lowest cost manufacturing sources; fluctuations in the price, availability and quality of raw materials; availability of suitable acquisition candidates; integration of completed acquisitions into our existing business and the availability of reasonably priced debt. These factors should be read in conjunction with the risk factors included in our Annual Report to Stockholders on Form 10-K for 2006 (the fiscal year ended February 3, 2007) and subsequent periodic filings. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings and earnings per share information for its full year 2007 and 2008 guidance in this release, in addition to providing financial results in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, the impairment, restructuring and non-recurring charges, amortization of intangible assets and stock option expense included in continuing operations. See the last page of the release for footnotes (1) and (2) to the tables. (Amounts in thousands, except per share data.)

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Fiscal Year:

Guidance for FY 2008
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non Recurring Charges	Ongoing Operations
Net sales	$ 1,550,000	$ -	$ -	$ -	$ 1,550,000
Operating earnings(1)	$ 63,500	$ 1,000	$ 15,500	$ 12,000	$ 92,000
Net earnings from continuing operations	$ 24,400	$ -	$ -	$ 7,600	$ 32,000
Diluted earnings per share from continuing operations	$ 1.14	$ -	$ -	$ 0.36	$ 1.50

Adjusted Guidance for FY 2007 at the Mid-Point of the Range
	Adjusted Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non Recurring Charges	Adjusted Ongoing Operations
Net sales	$ 1,525,000	$ -	$ -	$ -	$ 1,525,000
Operating earnings (loss)(1)	$ (84,600)	$ 1,400	$ 14,500	$ 139,200	$ 70,500
Net earnings (loss) from continuing operations	$ (73,000)	$ -	$ -	$ 91,500	$ 18,500
Diluted earnings (loss) per share from continuing operations	$ (2.81)	$ -	$ -	$ 3.52	$ 0.71

(1) Operating earnings for ongoing operations is a non-GAAP measure that differs from GAAP operating earnings in that it excludes impairment, restructuring and non-recurring charges, stock option expense and amortization of intangible assets. Operating earnings for the ongoing operations should not be considered as an alternative to GAAP operating earnings. Operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization of intangible assets is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s divisions and segments. Management believes the comparison of operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization of intangible assets between periods is useful in showing the interaction of changes in sales, gross profit and selling, general and administrative expenses. Operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization of intangible assets may not be comparable to any similarly titled measure used by another company.

(2) Stock option expense and amortization of intangible assets is not included in operating earnings for the ongoing operations; however, it is included in net earnings. See footnote (1) for further discussions of the presentation of operating earnings for the ongoing operations.

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